Exhibit 99.1        Press Release dated July 28, 2016

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES SECOND QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its second quarter 2016 results.

Results of Operations for the Three Months Ended June 30, 2016, Compared with the Three Months Ended June 30, 2015.

Unless otherwise stated, the results announced below, when providing comparisons (which are generally indicated by words such as “increased,” “decreased,” "remained" or “compared to”), compare the results of operations for the three months ended June 30, 2016, against the results of operations for the three months ended June 30, 2015.

To avoid fractional percentages, all percentages presented below were rounded to the nearest whole number except for the estimate of full-year 2016 gross profit margin below.

Overview

Net sales increased 6% to $230.0 million from $216.7 million. The Company had net income of $26.2 million compared to $21.5 million. Diluted net income per common share was $0.54 compared to $0.43.

Net sales

The Company's net sales increased in both the North America and Europe segments.

•	Segment net sales:

◦
North America – Net sales increased 8% due to increased unit sales volumes in the United States on improved economic activity, partly offset by a slight decrease in average sales prices. Canada's net sales increased 6%, despite being negatively affected by the Canadian dollar weakening against the United States dollar.

◦	Europe – Net sales increased 1%, mostly due to increased unit sales volumes, partly offset by a decrease in average sales prices. Effects of foreign currency translation were not significant.

◦
Asia/Pacific -Net sales decreased 30%, primarily due to the continuing effects of closing of sales offices in China, Thailand and Dubai late in the first quarter of 2015, which accounted for approximately a $1.5 million decrease in consolidated net sales, partly offset by increased net sales in other countries in the segment.

•	Consolidated net sales channels and product groups:

◦	Net sales to dealer distributors, lumber dealers and contractor distributors increased, primarily due to increased home construction activity, while net sales to home centers decreased.

◦
Wood construction product net sales, including sales of connectors, truss plates, fastening systems, fasteners and shearwalls, represented 86% and 85% of total Company net sales in the second quarters of 2016 and 2015, respectively.

◦
Concrete construction product net sales, including sales of adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 14% and 15% of total Company net sales in the second quarters of 2016 and 2015, respectively.

Gross profit

Gross profit increased to $111.5 million from $98.3 million. Gross profit as a percentage of net sales increased to 48% from 45%.

•	North America – Gross profit margin increased to 50% from 47%, primarily as a result of decreases in material and labor costs, both as a percentage of net sales.

•	Europe – Gross profit margin increased to 41% from 39%, as a result of a decrease in material costs, partly offset by an increase in shipping costs, both as a percentage of net sales.

•	Product mix – The gross profit margin differential between wood construction products and concrete construction products, with the latter having lower gross profit margins, decreased to 13% from 15%.

•
Steel prices – The market prices for steel increased significantly during the second quarter of 2016. The Company currently anticipates that, subject to changing economic conditions, it is possible that steel prices will continue to rise during the third quarter of 2016.

Based on current information and subject to future events and circumstances, the Company estimates that its full-year 2016 gross profit margin will be between approximately 46% and 47.5%.

Research and development and engineering expense

Research and development and engineering expense increased 9% to $11.5 million from $10.5 million, primarily due to increases of $0.5 million in cash profit sharing expense on increased profits and $0.2 million in personnel costs, all of which occurred in the North America segment.

Selling expense

Selling expense increased 8% to $24.8 million from $23.0 million, primarily due to increases of $1.2 million in personnel costs and $0.3 million in cash profit sharing and sales commission expenses.

•
North America – Selling expense increased $1.4 million, primarily due to increases of $0.8 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2016, and $0.3 million in cash profit sharing and sales commission expenses.

•	Europe – Selling expense increased $0.4 million, primarily due to increases of $0.4 million in personnel costs mostly related to the addition of staff.

General and administrative expense

General and administrative expense increased 17% to $34.9 million from $29.8 million, primarily due to increases of $2.3 million in professional and legal fees primarily related to strategic initiatives, acquisition opportunities and shareholder engagement activities, $1.0 million in cash profit sharing expense, $0.4 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2016, and $0.3 million in share-based compensation as well as a net increase of $1.1 million in unrealized foreign currency losses, partly offset by a decrease of $0.4 million in rent and facility maintenance expense.

•
North America – General and administrative expense increased $4.5 million, primarily due to increases of $1.5 million in professional and legal fees, $1.0 million in cash profit sharing expense, $0.5 million in personnel costs and $0.2 million in share-based compensation, partly offset by a $0.2 million decrease in facility maintenance expense.

•
Europe – General and administrative expense increased by $1.6 million, primarily due to an increase of $0.6 million in professional fees as well as a net increase of $1.1 million in unrealized foreign currency losses, primarily due to the British pound weakening against all currencies at the end of the second quarter.

•
Asia/Pacific – General and administrative expense decreased by $0.9 million, primarily due to decreases of $0.4 million in personnel costs and $0.2 million in rent expense due to the sales office closures in 2015.

Income taxes

The Company's effective income tax rate decreased to 36% from 38% primarily due to reduced operating losses in the Asia/Pacific segment. Based on current information and subject to future events and circumstances, the Company estimates that its full-year 2016 effective tax rate will be between 37% and 39%.

Results of Operations for the Six Months Ended June 30, 2016, Compared with the Six Months Ended June 30, 2015.

Unless otherwise stated, the results announced below, when providing comparisons (which are generally indicated by words such as “increased,” “decreased,” "remained" or “compared to”), compare the results of operations for the six months ended June 30, 2016, against the results of operations for the six months ended June 30, 2015.

To avoid fractional percentages, all percentages presented below were rounded to the nearest whole number.

Overview

Net sales increased 9% to $429.5 million from $393.2 million. The Company had net income of $42.5 million compared to $31.6 million. Diluted net income per common share was $0.88 compared to $0.64.

Net sales

The Company's net sales increased in both the North America and Europe segments.

•	Segment net sales:

◦
North America – Net sales increased 11% due to increased unit sales volumes in the United States on improved economic activity, partly offset by a decrease in average sales prices. Canada's net sales were negatively affected by the Canadian dollar weakening against the United States dollar. In local currency, Canada's net sales decreased slightly.

◦
Europe – Net sales increased 2%, mostly due to increased unit sales volumes, partly offset by a decrease in average sales prices. Europe's net sales were negatively affected by the European currencies weakening against the United States dollar.

◦
Asia/Pacific – Net sales decreased 46%, primarily due to the continued effects of the closing of sales offices in China, Thailand and Dubai late in the first quarter of 2015, which accounted for approximately a $3.6 million decrease in consolidated net sales.

•	Consolidated net sales channels and product groups:

◦	Net sales to lumber dealers, dealer distributors, home centers and contractor distributors increased, primarily due to increased home construction activity.

◦
Wood construction product net sales, including sales of connectors, truss plates, fastening systems, fasteners and shearwalls, represented 86% and 85% of total Company net sales in the first half of 2016 and 2015, respectively.

◦
Concrete construction product net sales, including sales of adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 14% and 15% of total Company net sales in the first half of 2016 and 2015, respectively.

Gross profit

Gross profit increased to $204.0 million from $175.8 million. Gross profit as a percentage of net sales increased to 47% from 45%.

•
North America – Gross profit margin increased to 49% from 47% , primarily as a result of a decrease in material costs and factory overhead (on increased production volumes), both as a percentage of net sales.

•	Europe – Gross profit margin remained 39%. Decreased material costs were offset by increased shipping, factory overhead (on increased production costs) and labor costs, each as a percentage of sales.

•	Product mix – The gross profit margin differential between wood construction products and concrete construction products, with the latter having lower gross profit margins, decreased to 14% from 16%.

Research and development and engineering expense

Research and development and engineering expense increased 10% to $22.9 million from $20.7 million, primarily due to increases of $1.1 million in cash profit sharing expense on increased profits, $0.4 million in personnel costs and $0.3 million in computer costs, all of which occurred in the North America segment.

Selling expense

Selling expense increased 10% to $50.0 million from $45.6 million, primarily due to increases of $2.9 million in personnel costs, $1.5 million in cash profit sharing and sales commission expenses and $0.2 million in professional fees, partly offset by a decrease of $0.2 million in promotional expenses.

•
North America – Selling expense increased $3.9 million, primarily due to increases of $2.8 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2016, and $1.5 million in cash profit sharing and sales commission expense, partly offset by a decrease of $0.3 million in promotional expenses.

•
Europe – Selling expense increased $1.3 million, primarily due to increases of $0.8 million in personnel costs mostly related to the addition of staff, $0.2 million in professional fees and $0.1 million increase in promotional expenses.

•	Asia/Pacific - Selling expense decreased $0.8 million, primarily due to a decrease of $0.8 million in personnel costs, related to closing three sales offices and downsizing one sales office in 2015.

General and administrative expense

General and administrative expense increased 10% to $64.2 million from $58.2 million, primarily due to increases of $2.8 million in cash profit sharing expense, $1.9 million in legal and professional fees, $0.3 million in computer and information technology expense, $0.3 million in share-based compensation and $0.3 million in personnel costs as well as a net $0.5 million increase in unrealized foreign currency losses, partly offset by a decrease of $0.6 million in facility rent and maintenance expenses.

•
North America – General and administrative expense increased $5.6 million, primarily due to increases of $2.5 million in cash profit sharing expense, $1.4 million in professional and legal fees, $1.1 million in personnel costs, $0.4 million in computer and information technology expense and $0.2 million in share-based compensation, partly offset by a decrease of $0.3 million in facility maintenance expense.

•
Europe – General and administrative expense increased by $0.6 million, primarily due to increases of $0.5 million in professional and legal fees and $0.3 million in personnel costs, partly offset by a decrease of $0.2 million in share-based compensation.

•
Asia/Pacific – General and administrative expense decreased by $1.1 million primarily due to decreases of $1.0 million in personnel costs and $0.3 million in facility rent expense due to the sales office closures.

•
Administrative and All Other – General and administrative expense increased by $0.8 million, primarily due to increases of $0.5 million in cash profit sharing expense and $0.4 million in share-based compensation, as well as a net increase in foreign currency losses of $0.3 million.

Income taxes

The Company's effective income tax rate decreased to 37% from 38% primarily due to reduced operating losses in the Asia/Pacific segment.

Additional information

At its meeting in July 2016, the Company’s Board of Directors declared a cash dividend of $0.18 per share. The record date for the dividend will be on October 6, 2016, and it will be paid on October 27, 2016.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, July 29, 2016, at 6:00 am Pacific Time. To participate, callers may dial 877-876-9177 (international callers may dial 785-424-1666). The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, based on numerous assumptions and subject to risks and uncertainties (some of which are beyond our control), such as statements above regarding anticipated or estimated steel prices, gross profit margin, and effective tax rate. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the forward-looking statements we furnish will not materialize or will vary significantly from actual results. Although the Company believes that these forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct, and our actual results might differ materially from results suggested by any forward-looking statement in this document. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general business cycles and construction business conditions; (ii) customer acceptance of the Company's products; (iii) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims, (iv) relationships with key customers; (v) materials and manufacturing costs; (vi) the financial condition of customers, competitors and suppliers; (vii) technological developments including software development; (viii) increased competition; (ix) changes in industry practices or regulations; (x) litigation risks, (xi) changes in capital and credit market conditions; (xii) governmental and business conditions in countries where the Company's products are manufactured and sold; (xiii) changes in trade regulations; (xiv) the effect of acquisition activity; (xv) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xvi) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including in the Company's most recent Annual Report on Form 10-K under the heading "Item 1A - Risk Factors." Actual results might differ materially from results suggested by any forward-looking statements in this document. Except as required by law, the Company undertakes no obligation to publicly release any update or revision to these forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. In light of the foregoing, investors are urged not to rely on our forward-looking statements in making an investment decision about our securities. We further do not accept any responsibility for any projections or reports published by analysts, investors or other third parties. The financial information set forth herein is presented on a preliminary unreviewed basis; reviewed data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, when filed.

The Company's results of operations (unaudited) for the three months and six months ended June 30, 2016 and 2015, respectively, were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2016	2015	2016	2015
Net sales	$229,973	$216,665	$429,496	$393,156
Cost of sales	118,486	118,347	225,486	217,340
Gross profit	111,487	98,318	204,010	175,816
Research and development and engineering expenses	11,452	10,517	22,875	20,713
Selling expenses	24,822	23,013	50,009	45,620
General and administrative expenses	34,945	29,794	64,243	58,227
Gain on disposal of assets	(656)	(15)	(682)	(30)
Income from operations	40,924	35,009	67,565	51,286
Interest expense, net	(83)	(54)	(318)	(89)
Income before taxes	40,841	34,955	67,247	51,197
Provision for income taxes	14,640	13,446	24,703	19,637
Net income	$26,201	$21,509	$42,544	$31,560
Earnings per common share:
Basic	$0.54	$0.44	$0.88	$0.64
Diluted	$0.54	$0.43	$0.88	$0.64
Weighted average shares outstanding:
Basic	48,399	49,254	48,353	49,236
Diluted	48,605	49,473	48,533	49,445
Other data:
Depreciation and amortization	$7,442	$7,297	$14,878	$14,716
Pre-tax equity-based compensation expense	3,573	3,293	6,323	6,588

Cash dividend declared per common share	$0.18	$0.16	$0.34	$0.30

The Company's financial position (unaudited) as of June 30, 2016 and 2015, and December 31, 2015, respectively, were as follows:

	June 30,		December 31,
(Amounts in thousands)	2016	2015	2015
Cash and cash equivalents	$246,337	$248,612	$258,825
Trade accounts receivable, net	144,916	140,945	106,011
Inventories	218,164	212,293	195,757
Other current assets	11,482	27,188	28,679
Total current assets	620,899	629,038	589,272
Property, plant and equipment, net	219,391	206,837	213,716
Goodwill	124,993	124,827	123,950
Other noncurrent assets	34,256	35,155	34,371
Total assets	$999,539	$995,857	$961,309
Trade accounts payable	$27,069	$26,915	$21,309
Other current liabilities	85,274	80,829	73,655
Total current liabilities	112,343	107,744	94,964
Other long-term liabilities	4,920	16,773	16,521
Stockholders' equity	882,276	871,340	849,824
Total liabilities and stockholders' equity	$999,539	$995,857	$961,309

Additional financial data of the Company (unaudited) for the three months and six months ended June 30, 2016 and 2015, respectively, were as follows:

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(Amounts in thousands)	2016	2015	change*	2016	2015	change*
Net Sales by Reporting Segment
North America	$197,284	$183,381	8%	$371,738	$333,705	11%
Europe	30,820	30,627	1%	54,518	53,414	2%
Asia/Pacific	1,869	2,657	(30)%	3,240	6,037	(46)%
Total	$229,973	$216,665	6%	$429,496	$393,156	9%
Net Sales by Product Group**
Wood Construction	$196,734	$184,133	7%	$368,512	$335,512	10%
Concrete Construction	33,239	32,375	3%	60,983	57,385	6%
Other	—	157	N/M	1	259	N/M
Total	$229,973	$216,665	6%	$429,496	$393,156	9%
Gross Profit (Loss) by Reporting Segment
North America	$97,703	86,744	13%	$181,416	$155,452	17%
Europe	12,684	11,984	6%	21,246	20,681	3%
Asia/Pacific	1,050	(306)	N/M	1,356	203	N/M
Administrative and all other	50	(104)	N/M	(8)	(520)	N/M
Total	$111,487	$98,318	13%	$204,010	$175,816	16%
Income (Loss) from Operations
North America	$40,116	$35,249	14%	$70,568	$55,715	27%
Europe	1,899	3,328	(43)%	281	1,696	(83)%
Asia/Pacific	852	(1,371)	162%	1,007	(2,174)	146%
Administrative and all other	(1,943)	(2,197)	N/M	(4,291)	(3,951)	N/M
Total	$40,924	$35,009	17%	$67,565	$51,286	32%

*	Unfavorable percentage changes are presented in parenthesis.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.